Exhibit 15.2

Hexindai Inc.

13 Floor, Block C, Shimao

No. 92 Jianguo Road

Chaoyang District, Beijing 100020

People’s Republic of China

July 31, 2019

Re: Consent of iResearch Consulting Group

Ladies and Gentlemen,

We understand that Hexindai Inc. (the “Company”) plans to file an annual report on Form 20-F for the fiscal year ended March 31, 2019 (the “Annual Report”) with the United States Securities and Exchange Commission (the “SEC”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto and any written work product delivered to you, including but not limited to the Chinese and English versions of the industry research report titled “Online Marketplace Lending—Overview and Perspectives” (the “Report”) and any subsequent amendments thereto, (i) in the Annual Report and any amendments thereto, including but not limited to under “Item 3. Key Information” and “Item 4. Information on the Company”; (ii) in any written correspondences with the SEC; (iii) in any other future filings with the SEC by the Company, including filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”); and (iv) on the websites of the Company and its subsidiaries and affiliates.

We further hereby consent to the filing of this letter as an exhibit to the Annual Report and any amendments thereto and as an exhibit to any other SEC Filings by the Company for the use of our data and information cited for the above-mentioned purposes.

Shanghai iResearch Co., Ltd., China

[Seal of Shanghai iResearch Co., Ltd.]

/s/ Lily Zou
Name: Lily Zou
Title: COO